SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ADVANCED ANALOGIC TECHNOLOGIES

INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2011 Annual Meeting of Stockholders

and Proxy Statement

Meeting Date:

December 16, 2011

Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Advanced Analogic Technologies Incorporated. The Annual Meeting will be held on December 16, 2011, at 1:30 p.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, California 94304.

The expected actions to be taken at the Annual Meeting are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2010. We encourage you to read the Annual Report. It includes our audited financial statements and information about our operations, markets and services.

Stockholders of record as of October 21, 2011 may vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting.

Sincerely,

Richard K. Williams

President, Chief Executive Officer and

Chief Technical Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, December 16, 2011

Time:	1:30 p.m. local time

Place:	Wilson Sonsini Goodrich & Rosati, PC

650 Page Mill Road

Palo Alto, California 94304

Matters to be voted on:

1.	Election of Class III director.

2.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

3.	To hold an advisory (non-binding) vote on executive compensation.

4.	To hold an advisory (non-binding) vote on the frequency of future advisory (non-binding) votes on executive compensation.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on October 21, 2011 are entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors

Ashok Chandran

Vice President, Chief Accounting Officer and interim Chief Financial Officer

November 1, 2011

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS INSTRUCTED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD.

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ADVANCED ANALOGIC TECHNOLOGIES INCORPORATED

PROXY STATEMENT FOR 2011

ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of Advanced Analogic Technologies Incorporated (“AnalogicTech”), for use at the Annual Meeting of Stockholders to be held on Friday, December 16, 2011, at 1:30 p.m. local time, and at any postponement or adjournment thereof. The Annual Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, California 94304. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

These proxy solicitation materials and the enclosed Annual Report for the fiscal year ended December 31, 2010, including financial statements, were first mailed on or about November 11, 2011, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 3230 Scott Boulevard, Santa Clara, California 95054, and our telephone number is (408) 737-4600.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote	You may vote if our records showed that you owned shares of AnalogicTech as of October 21, 2011 (the “Record Date”). At the close of business on that date, we had a total of 44,244,294 shares of common stock outstanding, which were held of record by approximately 55 stockholders. You are entitled to one vote for each share that you own.

Voting Your Proxy	If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will also provide details regarding Internet and telephone voting. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by signing, dating and mailing the proxy card in the postage paid envelope that we have provided. Please refer to the summary voting instructions included on your proxy card. Of course, you may also choose to attend the meeting and vote your shares in person. The proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be Presented

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote	To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation	We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted	The Annual Meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares of common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the meeting.

Abstentions and Broker Non-Votes	Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular subject matter at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations	When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the election of a Class III director.

•	“FOR” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011.

•	“FOR” approval of the compensation of our executive officers.

•	That the advisory vote on executive compensation be conducted annually.

Deadlines for Receipt of Stockholder Proposals	Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (SEC) and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2012 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended (the Securities Exchange Act) must be received by us no later than July 14, 2012 to be considered for inclusion; provided, however, that in the event that we hold our 2012 Annual Meeting of Stockholders more than 30 days before the one-year anniversary date of the 2011 Annual Meeting of Stockholders as described in this Proxy Statement, we will disclose the new deadline by which stockholder proposals must be received.

If a stockholder intends to submit a proposal or nomination for director for our 2012 Annual Meeting of Stockholders that is not to be included in AnalogicTech’s Proxy Statement and form of Proxy relating to the meeting, the stockholder must give us notice in accordance with the requirements set forth in AnalogicTech’s bylaws no earlier than July 14, 2012 and no later than August 13, 2012 to be considered for inclusion; provided, however, that in the event that we hold our 2012 Annual Meeting of Stockholders more than 30 days before the one-year anniversary date of the 2011 Annual Meeting of Stockholders as described in this Proxy Statement, we will disclose the new deadline by which stockholder proposals must be received. AnalogicTech’s bylaws require that certain information and acknowledgments with respect to the proposal and the stockholder making the proposal be set forth in the notice.

A copy of the relevant bylaw provision is available upon written request to Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054, Attention: Corporate Secretary. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC’s website located at www.sec.gov and on our website at www.aati.com.

Pending Skyworks Transaction	On May 26, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”) and PowerCo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Skyworks (“Merger Sub”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into us, and we will be the successor or surviving corporation of the merger and will become a wholly owned subsidiary of Skyworks (the “Merger”). Our Board of Directors has unanimously approved the Merger and the Merger Agreement. We have not yet submitted the proposal to adopt the Merger Agreement and approve the Merger to our stockholders.

On September 23, 2011, we announced that we had filed a Petition for Arbitration in the Delaware Court of Chancery (the “Court”) seeking specific performance of the Merger Agreement and to order

Skyworks to close the transaction. We are seeking declaratory judgment from the Court that (i) we have substantially performed under the Merger Agreement, (ii) no “material adverse effect” has occurred with respect to us, and (iii) Skyworks has breached its obligations under the Merger Agreement. On September 26, 2011, Skyworks filed its own Petition for Arbitration asking the Court to relieve Skyworks of its obligation to perform under the Merger Agreement. A preliminary hearing was held on October 7, 2011, at which the arbitrator ordered the two petitions consolidated for purposes of the arbitration proceedings. The arbitration hearing is set to begin on November 28, 2011.

In accordance with the rules of arbitration in the Delaware Court of Chancery, the petition is filed under seal and all proceedings will be confidential. As per the terms of the Merger Agreement, we do not intend to comment or provide information regarding this matter until the arbitration process is concluded, unless required by law.

Irrespective of the outcome of this arbitration, we expect to hold our 2011 Annual Meeting of Stockholders as described in this Proxy Statement in accordance with the General Corporation Law of the State of Delaware and applicable NASDAQ and SEC regulations.

PROPOSAL ONE: ELECTION OF DIRECTOR

We have a classified Board of Directors. Our Board of Directors currently consists of two Class I directors, three Class II directors and one Class III director. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire on the annual meeting dates or until their respective successors are duly elected and qualified.

Nominees	The Corporate Governance and Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Chandramohan Subramaniam, as nominee for election to Class III of the Board of Directors at the Annual Meeting. This nominee currently serves on our Board of Directors. If elected, Messr. Subramaniam will serve as a director until our annual meeting in 2014, his respective successor is elected and qualified or his earlier resignation or removal.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR Messr. Subramaniam. If this nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board of Directors. We are not aware of any reason that this nominee would be unable or unwilling to serve as a director.

Vote Required	If a quorum is present, the nominee receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF CHANDRAMOHAN SUBRAMANIAM TO THE BOARD OF DIRECTORS.

Information About the Directors and Nominees	The following table sets forth information regarding our directors and the nominees as of October 21, 2011:

Name	Age	Position	Director Since
Class I directors whose terms expire at the 2012 Annual Meeting:
Jaff Lin	64	Director	1999
Richard K. Williams	53	President, Chief Executive Officer, Chief Technical Officer and Director	1998

Class II directors whose terms expire at the 2013 Annual Meeting:
Samuel J. Anderson	54	Chairman of the Board of Directors	2001
Jason L. Carlson	49	Director	2010
Thomas P. Redfern	71	Director	2008

Class III director to be elected as a continuing director at the 2011 Annual Meeting:
Chandramohan Subramaniam	55	Director	2007

There are no family relationships between any director, director nominee and executive officer.

Jaff Lin	Mr. Lin has served as a director since June 1999. Mr. Lin co-founded Maton Venture in 1997 and has served as a Managing Director since its inception. Mr. Lin served as Chief Technical Officer and previously as Vice President of Engineering at BusLogic, Inc. from November 1990 to March 1996. Prior to that, Mr. Lin served in various engineering and marketing management capacities at Cirrus Logic, Inc., Compass Development, Inc. and Scientific Micro Systems. Mr. Lin currently serves on the board of directors of several private companies. Mr. Lin received an M.S. in Electrical Engineering and Computer Science from the University of California, Berkeley and a B.S. in Nuclear Engineering from the National Tsing Hua University in Taiwan. Mr. Lin’s experience enables him to provide engineering and marketing expertise as well as outside director experience to the Board of Directors

Richard K. Williams	Mr. Williams, one of our founders, has served as our President and Chief Executive Officer since April 2000 and also as our Chief Technical Officer and a director since September 1998. From September 1998 to April 2000, Mr. Williams previously served as our Vice President of Engineering and Product Strategy. Prior to joining us, Mr. Williams served at Siliconix incorporated from September 1980 to September 1998, most recently as Senior Director of Device Concept & Design. Mr. Williams holds more than 200 U.S. patents in device, process, package, circuit, system and application methods and apparatus, and has written over 100 published articles and invited papers. Mr. Williams is a senior member of the Institute of Electrical and Electronic Engineers. Mr. Williams received an M.S. in Electrical Engineering from Santa Clara University and a B.S., with honors, in Electrical Engineering (specializing in semiconductor device physics and fabrication) from the University of Illinois at Urbana-Champaign. As Chief Executive Officer, Mr. Williams provides the Board of Directors with insight and information related to our business and operations and participates in the ongoing review of strategic issues.

Samuel J. Anderson	Mr. Anderson has served as a director and as Chairman of our Board of Directors since August 2001. Mr. Anderson was a founder of Great Wall Semiconductor Corporation and has served as its Chairman, President and Chief Executive Officer since January 2002. Mr. Anderson previously served as Vice President of Business Development at ON Semiconductor Corporation from August 1999 to December 2001 and held various positions in the semiconductor products sector of Motorola, Inc. from June 1986 to August 1999. Mr. Anderson has also served on the board of directors of Vicor Corporation since 2001. Mr. Anderson holds over 20 U.S. patents in the area of semiconductor technology. Mr. Anderson received an M.S. in Microelectronics from Arizona State University, an M.S. in Physics from Queen’s University of Belfast, Ireland and a B.S. in Electronics from the University of Ulster, Ireland. Mr. Anderson provides the Board of Directors with industry experience as a chief executive officer with extensive technology experience.

Jason L. Carlson	Mr. Carlson has served as a director since November 2010. Mr. Carlson is currently the Chief Executive Officer of QD Vision, a private nanomaterials product company, since July 2010. Prior to joining QD Vision, Mr. Carlson served as President and Chief Executive Officer of Emo Labs, Inc., an early-stage developer of innovative audio speaker technology from February 2006 to July 2010. Prior to joining Emo Labs, Mr. Carlson served as President and Chief Executive Officer of Semtech Corporation, a publicly-traded vendor of analog and mixed-signal semiconductors, with an emphasis on power management applications, from November 2002 to October 2005. From December 1999 to July 2002, he was Vice President & General Manager for the Crystal Product Division and the Consumer Products & Data Acquisition Division of Cirrus Logic, Inc. a publicly-traded vendor of analog and mixed-signal semiconductors for consumer and industrial applications. Mr. Carlson joined Cirrus Logic in July 1999 when that company acquired AudioLogic, Inc., of which he had been Chief Executive Officer. Mr. Carlson also currently serves on the Board of Directors and is Chairman of the Audit Committee of Vicor Corporation, a publicly-traded developer and manufacturer of power components and systems. Mr. Carlson brings to the Board of Directors experience as both a public company executive and as an entrepreneur, as well as an understanding of the evolution of technical innovation in the semiconductor and power conversion industries.

Thomas P. Redfern	Thomas P. Redfern has served as a director since February 2008. Mr. Redfern served as a National Semiconductor Fellow in the Analog Products Group at National Semiconductor Corp. from 1996 until his retirement in 2001. From 1989 through 1996 he held various directorial positions at National Semiconductor Corp. including Director of the Audio Group, Director of Development for the Audio/Video Group, and Director of New Product Development for the Interface and Peripheral Group. Prior to 1989, Mr. Redfern worked as the Director of MOS Design at Linear Technology Corp. and served in various engineering, marketing and management capacities at National Semiconductor Corp., Garrett Micro-Circuits Corp. and American Micro-Systems Inc. Mr. Redfern served on the board of directors of Sipex Corporation from April 2003 until August 2007. Mr. Redfern received an MSEE and BSEE from Stanford University. Mr. Refern brings to the Board of Directors expertise in the semiconductor industry in various areas which include applications, marketing and design.

Chandramohan Subramaniam

Mr. Subramaniam has served as a director since March 2007. Mr. Subramaniam has been a Vice President of Medtronic Incorporated since May 2008. Mr. Subramaniam served as President of the Puja Consulting Group from January 2005 to May 2008. Prior to that, Mr. Subramaniam served as the Senior Vice President of Operations for MEMC Electronics Materials, Inc., a public silicon wafer manufacturing company, from December 2003 to December 2004. Prior to that, Mr. Subramaniam was the Vice President and Director of Final Manufacturing for ON Semiconductor Corporation,

a public semiconductor company, from May 1999 to December 2003. Before joining ON Semiconductor Corporation, Mr. Subramaniam held various positions at Motorola, Inc. from 1983 to 1999. Mr. Subramaniam also currently serves on the board of directors of IceMos Technology Ltd., a private company. Mr. Subramaniam received a B.S. in Electrical/Electronics Engineering from the University of Manchester, England. Mr. Subramaniam’s experience enables him to provide operational and engineering expertise in the semiconductor industry to the Board of Directors.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Board of Directors held eleven meetings during fiscal year 2010. All directors attended at least 75% percent of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2010 other than Jason L. Carlson who was appointed to the Board of Directors in November 2010 and attended 100% of the meetings of the Board of Directors and of the committees on which he served during the period of his directorship during fiscal year 2010.

Board Leadership Structure	We separate the roles of Chief Executive Officer (“CEO”) and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board. In addition, the Chairman of the Board presides over executive sessions which take place at each regularly scheduled Board meeting. We believe that this structure allows the Board to fulfill its duties effectively and efficiently.

Board Independence	The Board of Directors has determined that each of its current directors, except Richard K. Williams, has no material relationship with AnalogicTech and is independent within the meaning of the NASDAQ listings standards.

Committees of the Board of Directors	The Board of Directors has standing Audit, Corporate Governance and Nominating and Compensation Committees. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors, and are non-employee directors. The following describes each committee, its current membership, its function and the number of meetings held during fiscal year 2010.

Audit Committee	The Audit Committee consists of Messrs. Anderson, Carlson and Subramaniam, each of whom is independent within the meaning of the NASDAQ listing standards, as currently in effect. The Board of Directors has determined that Mr. Carlson is an “audit committee financial expert” as defined in SEC rules. The Audit Committee held eight meetings during fiscal year 2010. Mr. Carlson serves as Chairman of the Audit Committee.

The Audit Committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements and regulatory filings regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics.

The Audit Committee is governed by a written charter approved by the Board of Directors. A copy of the Audit Committee charter is available on our website at www.aati.com.

Corporate Governance and Nominating Committee	The Corporate Governance and Nominating Committee consists of Messrs. Anderson, Lin, Redfern and Subramaniam, each of whom is independent within the meaning of the NASDAQ listing standards, as currently in effect. Currently Mr. Anderson serves as the chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held two meetings during fiscal year 2010.

The Corporate Governance and Nominating Committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our board, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding the appointment of directors to our committees;

•	administering a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board regarding possible changes.

The Corporate Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. A copy of the Corporate Governance and Nominating Committee charter is available on our website at www.aati.com.

Compensation Committee	The Compensation Committee consists of Messrs. Anderson, Lin and Subramaniam, each of whom is independent within the meaning of the NASDAQ listing standards, as currently in effect. Mr. Anderson serves as Chairman of the Compensation Committee. The Compensation Committee held five meetings during fiscal year 2010 and acted by unanimous written consent on several occasions.

The Compensation Committee’s purpose is to assist our Board of Directors in determining the compensation for our senior management and directors and recommend these plans to our board. This committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our Board of Directors and its committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our officers and reviewing their performance against these goals;.

•	evaluating the competitiveness of our executive compensation plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

The Compensation Committee is governed by a written charter approved by the Board of Directors. A copy of the Compensation Committee charter is available on our website at www.aati.com.

Stockholder Recommendations and Nominations	Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A stockholder desiring to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to:

Corporate Secretary

Advanced Analogic Technologies Incorporated

3230 Scott Boulevard

Santa Clara, California 95054

A submitted recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications and information regarding any relationships between the candidate and AnalogicTech within the last three years. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

A stockholder desiring to nominate a person directly for election to the Board of Directors must meet the deadlines and other requirements set forth in our bylaws and the rules and regulations of the SEC. In general, these deadlines and requirements are described above under “Deadlines for Receipt of Stockholder Proposals” in this Proxy Statement.

Director Qualifications	We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as diversity, experience, length of service and other commitments. This committee believes it appropriate that at least one member of the Board of Directors meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and that a majority of the members of the Board of Directors meet the independent director standard under NASDAQ listing rules. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

The Chairman of our Board of Directors has industry experience as a chief executive officer with extensive technology experience and our other Board members have extensive experience in engineering and operations. The Chairman of our Audit Committee has experience as both a public company executive and as an entrepreneur, as well as understanding of the evolution of technical innovation in the semiconductor and power conversion industries. Although we do not have a formal policy on the diversity of our Board of Directors, we believe that the current members provide diverse and balanced qualifications.

Identification and Evaluation of Nominees for Directors

The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

After such review and consideration, the Corporate Governance and Nominating Committee selects, or recommends that the Board of Directors select, the slate of director nominees.

Compensation Committee Interlocks and Insider Participation	During fiscal year 2010, no member of the Compensation Committee was an officer or employee of AnalogicTech. During fiscal year 2010, no member of the Compensation Committee or executive officer of AnalogicTech served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Annual Meeting Attendance	We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are encouraged to attend these meetings. Five of six of the members of our Board of Directors attended our 2010 annual meeting of stockholders.

Communicating with the Board of Directors	Any stockholder who desires to contact any of the members of our Board of Directors may write to the following address: Board of Directors, c/o Corporate Secretary, Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors, as appropriate, depending on the facts and circumstances outlined in the communication received. Where the nature of the communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or our management or independent advisors, as the Secretary considers appropriate.

Directors’ Compensation

We have implemented a policy regarding the compensation of non-employee members serving on our Board of Directors. Pursuant to the policy, no director personally holding, excluding shares granted to such director in connection with service on the board, or otherwise employed by or affiliated with any company holding, more than one percent of our capital stock will be eligible for compensation for his or her services as a member of our Board of Directors. Messrs. Anderson, Carlson, Lin, Redfern and Subramaniam currently qualify for compensation under this policy. All qualifying board members are entitled to receive $25,810 per year of service, as well as $3,000 for each board meeting attended in person plus reimbursement for associated expenses or $1,000 for each board meeting attended by telephone. All qualifying board members also receive an initial option grant for the purchase of 36,000 shares of common stock upon the commencement of each three-year term of service on the board and an additional option grant for the purchase of 2,100 shares of common stock for each year of service on the board during such term. In addition, the chairperson of the Audit Committee and the chairperson of the Corporate Governance and Nominating Committee are each entitled to receive $20,000 for each year of service plus an initial stock option grant of 12,000 shares of common stock upon the commencement of each three-year term of service as chairpersons. The exercise prices of all options granted pursuant to our director compensation policy is equal to the fair market value of our common stock on the date of grant. In 2010, members of the Board of Directors also received the following one-time grant of restricted stock units which vest quarterly over 4 years:

Name	Grant Date	Restricted Stock Unit Awards: Number of Shares of Stock or Units	Price	Grant Date Fair Value of Restricted Stock Unit Awards
Samuel J. Anderson	7/27/2010	60,000	$—	$202,200
Jaff Lin	7/27/2010	15,000	$—	$50,550
Thomas P. Redfern	7/27/2010	15,000	$—	$50,550
Chandramohan Subramaniam	7/27/2010	15,000	$—	$50,550
Thomas Weatherford	7/27/2010	50,000	$—	$168,500

Code of Business Conduct and Ethics	The Board of Directors has adopted a Code of Business Conduct and Ethics for all employees and independent contractors of AnalogicTech, which is applicable to all principal executive, financial and accounting officers. Our Code of Business Conduct and Ethics can be accessed on our website at www.aati.com. AnalogicTech will file a Form 8-K with the SEC, disclosing any material amendment to the Code of Business Conduct and Ethics or waiver of a provision of the Code of Business Conduct and Ethics, including the name of the officer to whom the waiver was granted, within four business days after such amendment or waiver. We inform and reiterate to our employees our Code of Business Conduct and Ethics at regular intervals and at our employee meetings.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Deloitte & Touche LLP to audit our financial statements for the fiscal year ending December 31, 2011. The decision of the Board of Directors to appoint Deloitte & Touche LLP was based on the recommendation of the Audit Committee. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, and any issues raised by the most recent quality control review of the firm, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under the SEC’s Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in all of these respects.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of AnalogicTech and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board of Directors may reconsider its selection.

Deloitte & Touche LLP has audited our financial statements since fiscal year 2000. The Board of Directors expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Principal Accountant Fees and Services	The following table presents the fees billed or to be billed to AnalogicTech for the audit and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates for the years ended December 31, 2010 and 2009:

	2010	2009
	(in thousands)
Audit Fees (1)	$752	$981
Audit-Related Fees	15	14
Tax Fees
Tax Compliance	9	5
Tax Advice	81	104

Total Fees	$857	$1,104

(1) Includes audit and quarterly review fees.

Audit Committee Pre-Approval Policy

Prior to the initiation of any audit related or non-audit related service, the Audit Committee is presented with a proposal for such service and an estimate of the fees for pre-approval. In the event the scope of the work requires change from the initial proposal, the modified proposal is presented to the Audit Committee for pre-approval. The requests for pre-approvals are presented to the Audit Committee at the time of the committee’s regularly scheduled meetings, or on an as-needed basis. The Audit Committee has delegated to the Chair of the Audit

Committee the authority to pre-approve audit related and non-audit related services to be performed by AnalogicTech’s independent registered public accounting firm and associated fees on an as-needed basis. Such pre-approvals are reported to the full Audit Committee at its next regularly scheduled meeting. During fiscal year 2010, the Audit Committee has pre-approved 100% of audit related and non-audit related services by AnalogicTech’s independent registered public accounting firm.

The Audit Committee has determined the rendering of other professional services for tax compliance and tax advice by Deloitte & Touche LLP is compatible with maintaining their independence.

Vote Required	If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS ANALOGICTECH’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL THREE: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The say-on-pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in our proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to:

•	Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation that is competitive within our industry;

•

Encourage the achievement of our long-range objectives by providing performance-based bonuses which relate directly to the achievement of individual performance factors and strategic objectives such as enhancing stockholder value; and

•	Promote a direct relationship between compensation and our performance by facilitating executive officer stock ownership through stock option and RSU awards.

Our Compensation Committee seeks to maintain our named executive officers’ total compensation at a level competitive with the compensation paid to officers in similar positions at our peer companies in the semiconductor industry. Our equity incentive compensation program promotes the interests of the Company and its stockholders by providing financial rewards that increase with increases in our stock price. See “Compensation Discussion and Analysis” on page 23, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal 2010 compensation of our named executive officers.

We are asking for our stockholders to indicate their support for our named executive officer compensation of the named executive officer compensation as described in this proxy statement. This proposal, commonly known as “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as described in this proxy statement. Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION FOR OUR EXECUTIVE OFFICERS.

PROPOSAL FOUR: ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate, at least once every six years, how frequently we should seek an advisory or non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. In this Proposal 4, our Board of Directors is asking our stockholders to cast a non-binding advisory vote indicating whether they would prefer an advisory vote on named executive officer compensation, such as that set forth in Proposal 3, once every one, two, or three years.

Our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for a one-year interval for the advisory vote on executive compensation. An annual advisory vote on executive compensation will facilitate stockholder input on our executive compensation philosophy, policies, and practices that are disclosed in the proxy statement.

We recognize that our stockholders may have differing views on the appropriate frequency for the advisory vote on executive compensation, and you may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, the option of once every year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY THAT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION BE CONDUCTED ANNUALLY.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information about the beneficial ownership of our common stock on October 21, 2011, by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the tables is c/o Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 44,244,294 shares of common stock outstanding on October 21, 2011.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of October 21, 2011 and shares to be acquired by that person within 60 days of October 21, 2011 upon the vesting of restricted stock units. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Water Island Capital, LLC (1)	5,038,115	11%
Invesco Ltd. (2)	3,352,600	8%
Glazer Capital, LLC (3)	2,776,908	6%
BlackRock, Inc. (4)	2,435,644	6%
Directors and Named Executive Officers:
Richard K. Williams (5)	3,555,938	8%
Brian R. McDonald (6)	310,000	1%
Kevin D’Angelo (7)	643,041	1%
Dr. Jun-Wei Chen (8)	328,750	1%
David Schwartz	—	*
Allen Lam (9)	125,000	*
Edward Lam	—	*
Samuel J. Anderson (10)	275,550	*
Jason L. Carlson	—	*
Jaff Lin (11)	107,880	*
Thomas Redfern (12)	70,287	*
Chandramohan Subramaniam (13)	71,337	*
Executive officers and directors as a group (14 persons) (14)	6,428,756	14%

(1)

The address of Water Island Capital, LLC is 41 Madison Ave, 42nd Floor, New York, New York, 10010 as reported on Schedule 13G dated October 21, 2011 and filed with the Securities and Exchange Commission.

(2)	The address of Invesco Ltd. is Two Peachtree Pointe, 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309 as reported on Schedule 13F dated September 15, 2011 and filed with the Securities and Exchange Commission.

(3)	The address of Glazer Capital, LLC is 623 Fifth Ave, Suite 2502, New York, New York, 10022, as reported on Schedule 13G dated August 18, 2011 and filed with the Securities and Exchange Commission.

(4)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022, as reported on Schedule 13G dated January 21, 2011 and filed with the Securities and Exchange Commission.

(5)	Includes 1,476,500 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 3,750 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

(6)	Includes 310,000 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011.

(7)	Includes 306,050 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 7,500 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units. Also includes 19,000 shares held by Mr. D’Angelo’s spouse.

(8)	Includes 321,250 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 7,500 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

(9)	Includes 125,000 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011.

(10)	Includes 166,800 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 3,750 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

(11)	Includes 80,750 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 937 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units. Also includes 22,443 shares held by Lin Family Trust. Mr. Lin, one of our directors, is the trustee of the Lin Family Trust. Mr. Lin disclaims beneficial ownership of the shares held by the Lin Family Trust except to the extent of his pecuniary interest therein. The address of Mr. Lin and the Lin Family Trust is 18340 Laurel Drive, Los Gatos, California 95030.

(12)	Includes 65,600 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 937 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

(13)	Includes 66,650 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 937 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

(14)	Includes 3,650,898 shares issuable upon the exercise of options that are exercisable within 60 days of October 21, 2011 and 55,311 shares to be acquired within 60 days of October 21, 2011 upon the vesting of restricted stock units.

CHANGES IN CONTROL

On May 26, 2011, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Skyworks Solutions, Inc., a Delaware corporation (“Skyworks”) and PowerCo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Skyworks (“Merger Sub”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into us, and we will be the successor or surviving corporation of the merger and will become a wholly owned subsidiary of Skyworks (the “Merger”). Our Board of Directors has unanimously approved the Merger and the Merger Agreement.

In connection with the Merger Agreement, Skyworks has entered into a stockholder agreement (the “Stockholder Agreement”), dated as of May 26, 2011, with Richard K. Williams, Ashok Chandran, Jun-Wei Chen and Kevin D’Angelo and all of our directors (each a “Stockholder” and collectively, the “Stockholders”) pursuant to which, among other things, each Stockholder has agreed to vote all shares of our common stock beneficially owned by such Stockholder (the “Covered Shares”) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and against any other acquisition proposal or alternative acquisition agreement made in opposition to the consummation of the Merger and the transactions contemplated by the Merger Agreement. In addition, pursuant to the terms of the Stockholder Agreement, each Stockholder granted Skyworks an irrevocable proxy to vote the Covered Shares solely with respect to the matters set forth in the Stockholder Agreement.

On September 23, 2011, we announced that we had filed a petition for arbitration in the Delaware Chancery Court (the “Court”) seeking specific performance of the Merger Agreement and to order Skyworks to close the transaction. We are seeking declaratory judgment from the Court that (i) we have substantially performed under the Merger Agreement, (ii) no “material adverse effect” has occurred with respect to us, and (iii) Skyworks has breached its obligations under the Merger Agreement. On September 26, 2011, Skyworks filed its own Petition for Arbitration asking the Court to relieve Skyworks of its obligation to perform under the Merger Agreement. A preliminary hearing was held on October 7, 2011, at which the arbitrator ordered the two petitions consolidated for all purposes of the arbitration proceedings. The arbitration hearing is set to begin November 28, 2011.

In accordance with the rules of arbitration in the Delaware Court of Chancery, the petition is filed under seal and all proceedings will be confidential. As per the terms of the Merger Agreement, we do not intend to comment or provide information regarding this matter until the arbitration process is concluded, unless required by law.

COMPENSATION COMMITTEE REPORT

The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A.

Respectfully submitted by:

Samuel J. Anderson, Chairman

Chandramohan Subramaniam

Jaff Lin

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes the material elements of compensation for our named executive officers as identified in the summary compensation table.

General

The Compensation Committee of our Board of Directors, or the Board, makes all decisions regarding base salaries of our executive officers, including the named executive officers. The Compensation Committee makes all of the decisions regarding incentive plan and other bonus awards, as well as stock option and restricted stock unit (“RSU”) grants under our 2005 Equity Incentive Plan, or the 2005 Plan.

We use competitive data from many sources to establish executive compensation. We have not adopted rigid policies tying executive compensation to one specific benchmark. After consultation with our finance department, our chief executive officer presents recommendations to the Compensation Committee. The Compensation Ccommittee approves all adjustments to executive compensation with respect to salary, bonus and long-term incentives.

The day-to-day design and administration of health and paid time-off plans and policies applicable to salaried employees in general are handled by cross functional teams of our human resources, finance and legal department employees. These cross-functional teams meet at least once per quarter. The Board remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Our Business Environment

We operate in an extremely competitive industry of power management semiconductors. The Board believes that the compensation programs for our executive officers should be designed to attract, motivate and retain talented executives responsible for our success and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution and financial performance.

Compensation Program Objectives and Rewards

Our compensation and benefits programs are driven by our business environment and are designed to enable us to achieve our long term objectives by maintaining and adhering to a competitive compensation philosophy. The programs’ objectives are to:

•

Establish compensation policies and guidelines that will attract and retain qualified personnel through an overall level of compensation that is competitive within our industry. The Compensation Committee sets base salaries, performance-based bonuses, equity-based compensation and benefits competitively so that we can attract and retain executive management;

•

Encourage the achievement of our long-range objectives by providing performance-based bonuses which relate directly to the achievement of individual performance factors and strategic objectives such as enhancing stockholder value. Executive performance-based bonuses consider financial metrics such as sales revenues, gross margins and operating income on a company level and performance against management objectives on an individual level; and

•	Promote a direct relationship between compensation and our performance by facilitating executive officer stock ownership through stock option and RSU awards.

All of our compensation and benefits for our named executive officers described below have a primary purpose for our need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable us to succeed while upholding our values in a highly competitive marketplace.

•	Base salary and benefits are designed to attract and retain employees over time.

•

Long-Term Incentives: stock options and RSU’s granted under the 2005 Plan, which focus on our executives’ efforts on the behaviors within the recipients’ control that they believe are necessary to ensure our long-term success.

•

Severance and change in control plans are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The change in control arrangements with certain of our executive officers encourages employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

In establishing the various elements of our executive officers’ compensation, our Compensation Committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in our industry. We did not engage a compensation consultant to advise us in 2010, but instead relied on internally generated summaries of public filings of selected competitors, the input of our executive placement firm and compensation ranges provided to other recent hires. Our Compensation Committee believes that its periodic review and consideration of this data has been sufficient to allow it to make informed decisions with regard to executive compensation matters.

The Elements of Our Compensation Program

Base Salary. The Compensation Committee reviews and approves salaries for our chief executive officer, chief financial officer and other executive officers. Base salaries are established by the Compensation Committee based upon competitive compensation data as well as each person’s job responsibilities, level of experience, individual performance and contributions to the business. Base salary decisions are based upon these factors and the Compensation Committee uses its discretion and judgment when considering the various factors to come to a final salary figure. The Compensation Committee generally seeks input from our chief executive officer and our chief financial officer, when discussing performance of, and compensation levels for, executives other than themselves. None of our executive officers participate in deliberations relating to his or her own compensation.

Effective January 1, 2009, in light of the significant adverse global economic conditions that were affecting our business, we reduced the base salaries of our executive officers by approximately 11%. Since 2009, we have adjusted the salary of one of our Named Executive Officers. Base salary and non-equity incentive plan compensation are the elements of compensation that are used in determining the amount of contributions permitted under our 401(k) Plan.

Annual Cash Incentives and Non-Equity Incentive Plan Awards.

Annual incentive bonuses. Annual incentive bonuses for executive officers are intended to reflect the Board’s belief that a significant portion of the compensation of each executive officer should be contingent upon our performance, as well as the individual contribution of each executive officer. During fiscal 2010, the Compensation Committee determined the target annual discretionary bonuses for our chief executive officer and other executive officers based on a number of factors, including our revenue, profitability and other company goals for the fiscal year as well as the contribution of each executive officer. The methodology for the payment of discretionary targeted cash bonuses for our executive officers contemplates the payment of a percentage of the executive officer’s annual base salary based upon the achievement of specified corporate revenue targets. The payment schedule for fiscal 2010 for such discretionary cash bonuses to the executive officers was such that approximately 50% of the bonus earned, if any, would be payable in the third quarter of 2010, based upon our revenue targets achieved through the second quarter of 2010, and the remainder of the cash bonus earned, if any, would be payable in the first quarter of 2011 based upon our revenue targets achieved through the end of 2010.

In July 2010 and in February 2011, the Board approved the following bonuses for our named executive officers based upon the achievement of specified revenue targets in the first half of fiscal year 2010, which bonuses were paid in the third quarter of 2010, and of specified revenue targets in the second half of fiscal year 2010, which bonuses were paid in the first quarter of 2011, respectively:

Named Executive Officer	First Half 2010 Bonus Amount	Second Half 2010 Bonus Amount
Richard K. Williams President, Chief Executive Officer and Chief Technical Officer	$120,000	$108,000

Brian R. McDonald Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary	$80,000	$72,000

Kevin D’Angelo Vice President of Advanced Products and Fellow	$49,000	$34,000

Dr. Jun-Wei Chen Vice President of Technology	$41,000	$48,000

David Schwartz Former Vice President of Worldwide Sales	$52,000	$45,000

Allen Lam Former Vice President of Worldwide Operations	$25,000	$—

Edward Lam Former Vice President of Marketing and Engineering	$53,000	$—

All of the above bonus payments for 2010 to our executive officers were based primarily on the achievement of the revenue targets established by the Compensation Committee for each half of 2010. Our 2010 bonus targets were based primarily on the following annualized revenue ranges approved by the Compensation Committee:

•	Zero bonus payout for revenue below $77.6 million;

•	50% bonus payout for revenue at $87.3 million;

•	100% bonus payout for revenue at $97.0 million;

•	150% bonus payout for revenue at $106.7 million; and

•	200% bonus payout for revenue at $116.4 million.

In addition to using the achievement of the above revenue targets to determine the bonus payments for 2010, the Compensation Committee exercised its discretion and made certain adjustments in consideration of individual performance.

For 2011, we have established revenue targets for the payment of executive bonuses using a similar methodology and believe that it is reasonably likely that our executives will receive less than 50% of the target bonus payout.

Patent Award. We encourage employees to patent their inventions by offering a cash bonus of $1,000 for the filing of a patent application. We pay an additional award of $1,000 to employee inventors for each application that successfully issues a United States Patent. Our intellectual property counsel reviews patent activity on an as needed basis and our chief executive officer reviews his findings. Once it is determined that an employee has patented an invention, our human resources director instructs the payroll department to award the cash bonus to the recipient.

Author’s Award. Employees who author technical articles and make technical presentations that result in positive publicity for us are given a cash bonus of $2,400 for each new non-solicited technical publication and $3,000 for each invited technical publication. Our manager of marketing and communication tracks all published articles and presentations throughout the year. If it is determined that an employee has authored an article or made a technical presentation, upon approval of the director of marketing, the manager of marketing and communication submits a copy of the published article or presentation to the human resources director. Finally, the human resources director instructs our payroll department to award the cash bonus to the recipient.

President’s Award. We reward a cash bonus of $10,000 to those employees, other than the chief executive officer and chief financial officer, who have made a significant contribution to our success as demonstrated by technological innovation, significant system improvement or sales. We measure success based on an employee’s financial contribution or impact. Our chief executive officer recommends and approves award recipients in this category and directs our payroll department to award the cash bonus to the recipient.

Long-Term Equity Incentive Compensation. The Board provides our executive officers with long-term equity incentive compensation through a combination of stock option and RSU grants. The goal of the long-term equity incentive compensation program is to align the interests of executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. The Board believes that granting a combination of stock options and RSU’s is necessary given that a majority of our peer companies grant such awards.

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The exercise price of stock option grants is set at the fair market value on the date of grant. Under the 2005 Plan, we may not grant stock options with an exercise price at a discount to the fair market value on the date of grant.

Beginning in 2010, the Company began granting RSU’s to executives and other employees. RSU’s are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. There is no purchase or exercise price associated with the RSU’s or the shares issued in settlement of the award. Due to having no purchase or exercise price, RSU’s provide some level of certain return which we believe serves a necessary retention purpose due to the volatility of our stock.

It is the belief of the Board that stock options and RSU’s directly motivate an executive to maximize long-term stockholder value. Because a financial gain from stock options is only possible after the price of our common stock has increased, we believe that option grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of our common stock, which benefits all our stockholders. The Board believes that RSU’s directly motivate an executive to maximize long-term shareholder value because the value of RSU’s increases or decreases with our stock price. The options and RSU’s also utilize vesting periods that encourage key executives to continue working with us. The Board considers the grant of each option or RSU, reviewing factors such as the individual performance, the anticipated future contribution toward the attainment of our long-term strategic performance goals and the number of unvested options and RSU’s held by each individual at the time of the new grant. In fiscal year 2010, our named executive officers were granted stock options to purchase an aggregate of 280,000 shares of our common stock and 405,000 RSU’s. In particular, on at least an annual basis, our Compensation Committee endeavors to maintain each executive officer’s outstanding unvested options at a level approximately equal to that held as of the officer’s respective date of hire, provided that such officer remains in good standing and performing at a level satisfactory to the Compensation Committee. The Compensation Committee believes that this policy supports the goals of retention and of specifically aligning key incentives of our executive officers with those of our stockholders.

Stock options granted since 2005 generally vest over a four-year period and expire ten years from the grant date. RSU’s grants generally vest over four years.

We do not backdate options or grant options retroactively. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our options are granted with an exercise price at fair market value on a fixed date or event (such as the first business day of the month if within stated guidelines), with all required approvals obtained on the actual grant date. All grants to executive officers require the approval of the Compensation Committee and the Board. Fair market value has been consistently determined as the closing price on NASDAQ on the grant date.

Under the 2005 Plan, we are permitted to issue stock options, RSU’s, restricted stock, stock appreciation rights, performance units and performance shares, although to date we have only issued stock options and RSU’s. We may begin utilizing restricted stock and/or stock appreciation rights, performance units and performance shares as additional forms of equity compensation incentives.

Benefits. As salaried, U.S.-based employees, the named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain its workforce in a competitive marketplace. Health, welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Our qualified 401(k) Plan allows all employees to contribute up to the annual limits imposed by the Internal Revenue Code on a pre-tax basis. We provide a 100% match on the first 3% of an employee’s contribution and 50% match on the second 2% of an employee’s contribution, which vests over a four-year period. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plan is designed to provide for distributions in a lump sum or installments after termination of service. However, loans and in-service distributions are permitted under certain circumstances such as hardship, attainment of age 59 1/2 or disability.

We support competitive benefit plans for our foreign employees consistent with reasonable regional standards.

Perquisites. Our named executive officers, along with other senior management employees, are provided a limited number of perquisites, the primary purpose of which is to minimize distractions from the executives’ attention to our important initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for our convenience, unless it is generally available on a non-discriminatory basis to all employees.

We provide reimbursement for tax preparation and advice. The value is taxable to executives. This perquisite is intended to encourage executives to engage knowledgeable experts to assist with tax planning and is quantified in the Summary Compensation Table. We also provide our executives with a monthly automobile allowance, which is quantified in the Summary Compensation Table.

We do not provide the named executive officers with other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. We do not provide loans to executive officers.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table discloses compensation received by our chief executive officer, chief financial officer and three other most highly paid executive officers at the end of fiscal 2010, collectively, the named executive officers for the fiscal year ended December 31, 2010.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)		Bonus ($) (1)	Restricted Stock Unit Awards ($) (2)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Richard K. Williams	2010	$295,213		$—	$511,000	$143,560		$228,000	$82,992	(4)	$1,260,765
President, Chief Executive Officer and Chief Technical Officer	2009	$294,271		$—	$—	$195,502		$94,000	$50,723		$634,496
	2008	$338,053		$—	$—	$201,110		$—	$65,377		$604,540

Brian R. McDonald	2010	$261,882		$—	$400,100	$107,670		$152,000	$57,366	(5)	$979,019
Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary	2009	$261,882		$—	$—	$149,650		$63,000	$76,511		$551,044
	2008	$294,250		$—	$—	$143,650		$—	$52,508		$490,408

Kevin D’Angelo	2010	$238,075		$—	$115,800	$35,890		$83,000	$47,053	(6)	$519,819
Vice President of Advanced Products and Fellow	2009	$238,075		$—	$—	$134,542		$40,000	$46,585		$459,202
	2008	$267,500		$—	$—	$86,190		$—	$38,172		$391,862

Dr. Jun-Wei Chen	2010	$213,601		$—	$115,800	$35,890		$89,000	$38,506	(7)	$492,797
Vice President of Technology	2009	$201,888		$—	$—	$58,673		$37,000	$33,209		$330,770
	2008	$229,457		$—	$—	$281,363		$—	$30,340		$541,160

David Schwartz	2010	$245,004		$—	$135,100	$71,780		$97,000	$35,136	(9)	$584,020
Former Vice President of Worldwide Sales	2009	$224,587		$—	$—	$410,523	(8)	$37,000	$35,387		$707,497
	2008	$—		$—	$—	$—		$—	$—		$—

Allen K. Lam	2010	$315,342	(10)	$—	$101,700	$35,890		$25,000	$33,768	(11)	$511,700
Former Vice President of Worldwide Operations	2009	$238,075		$—	$—	$60,972		$40,000	$44,289		$383,335
	2008	$267,500		$—	$—	$86,190		$—	$40,640		$394,330

Edward Lam	2010	$331,808	(12)	$—	$101,700	$71,780		$53,000	$34,308	(14)	$592,595
Former Vice President of Marketing and Engineering	2009	$248,173		$—	$—	$105,938		$42,000	$38,514		$434,625
	2008	$111,910		$—	$—	$517,414	(13)	$—	$23,319		$652,644

(1)	Our cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”

(2)	Reflects the full grant date fair value of stock options and restricted stock units granted as measured in accordance with FASB Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (formerly FASB Statement 123(R)). These amounts do not represent the actual amounts paid to or realized by the Named Executive Officers during fiscal 2010. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011.

(3)

For a description of the non-equity incentive plan see “Grants of Plan Based Awards for 2010”. In 2010, the payment schedule for bonuses was such that approximately 50% of the bonus earned, was paid in the third quarter of 2010, based upon our revenue targets achieved through the second quarter of 2010, and the remainder of the cash bonus earned, was paid in the first quarter of 2011 based upon our revenue targets achieved through the end of 2010.

(4)	Includes $37,000 for patent bonus awards, $16,200 for auto allowance, $9,200 for 401(k) plan matching contributions and $20,592 for tax preparation advice and services and insurance premiums paid by the Company.

(5)	Includes $16,200 for auto allowance, $9,200 for 401(k) plan matching contributions and $31,966 for tax preparation advice and services and insurance premiums paid by the Company.

(6)	Includes $11,040 for auto allowance, $9,200 for 401(k) plan matching contributions, $2,000 for a patent bonus award, $1,200 for an author’s incentive award and $23,613 for tax preparation advice and services and insurance premiums paid by the Company.

(7)	Includes $11,040 for auto allowance, $9,200 for 401(k) plan matching contributions, $6,000 for patent bonus awards and $12,266 for tax preparation advice and services and insurance premiums paid by the Company.

(8)	Represents the grant date fair value of stock options granted to Mr. Schwartz in connection with his hire date in February 2009.

(9)	Includes $11,040 for auto allowance, $9,200 for 401(k) plan matching contributions and $14,896 for insurance premiums paid by the Company.

(10)	Includes a $119,038 severance payment made in connection with Mr. Lam’s termination on September 30, 2010.

(11)	Includes $8,280 for auto allowance, $9,200 for 401(k) plan matching contributions and $16,288 for tax preparation advice and services and insurance premiums paid by the Company.

(12)	Includes a $129,050 severance payment made in connection with Mr. Lam’s termination on September 30, 2010.

(13)	Represents the grant date fair value of stock options granted to Mr. Lam in connection with his hire date in July 2008.

(14)	Includes $8,280 for auto allowance, $9,200 for 401(k) plan matching contributions and $16,828 for tax preparation advice and services and insurance premiums paid by the Company.

GRANTS OF PLAN-BASED AWARDS FOR 2010

The following table provides information regarding grants of stock options, RSU’s and other plan based awards to each of our named executive officers during the fiscal year ended December 31, 2010. All stock options and RSU’s were granted under our 2005 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Richard K. Williams	2/3/2010	$—	$295,213	$—	—		$		$—
President, Chief Executive Officer and Chief Technical Officer	2/9/2010	$—	$—	$—	—	80,000		$3.33	$143,560
	7/27/2010	$—	$—	$—	60,000	—		$—	$202,200
	10/20/2010	$—	$—	$—	80,000	—		$—	$308,800

Brian R. McDonald	2/3/2010	$—	$196,412	$—	—	—		$—	$—
Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary	2/9/2010	$—	$—	$—	—	60,000		$3.33	$107,670
	7/27/2010	$—	$—	$—	50,000	—		$—	$168,500
	10/20/2010	$—	$—	$—	60,000	—		$—	$231,600

Kevin D’Angelo	2/3/2010	$—	$119,038	$—	—	—		$—	$—
Vice President of Advanced Products and Fellow	2/9/2010	$—	$—	$—	—	20,000		$3.33	$35,890
	10/20/2010	$—	$—	$—	30,000	—		$—	$115,800

Dr. Jun-Wei Chen	2/3/2010	$—	$100,944	$—	—			$—	$—
Vice President of Technology	2/9/2010	$—	$—	$—	—	20,000		$3.33	$35,890
	10/20/2010	$—	$—	$—	30,000	—		$—	$115,800

David Schwartz	2/13/2010	$—	$122,502	$—	—	—		$—	$—
Former Vice President of Worldwide Sales	2/9/2010	$—	$—	$—	—	40,000		$3.33	$71,780
	10/20/2010	$—	$—	$—	35,000	—		$—	$135,100

Allen K. Lam	2/3/2010	$—	$119,038	$—	—	—		$—	$—
Former Vice President of Worldwide Operations	2/9/2010	$—	$—	$—	—	20,000		$3.33	$35,890
	9/22/2010	$—	$—	$—	30,000	—		$—	$101,700

Edward Lam	2/3/2010	$—	$129,050	$—	—	—		$—	$—
Former Vice President of Marketing and Engineering	2/9/2010	$—	$—	$—	—	40,000		$3.33	$71,780
	9/22/2010	$—	$—	$—	30,000	—		$—	$101,700

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents certain information concerning the outstanding stock options and stock awards (RSU’s) held as of December 31, 2010 by each named executive officer.

	OPTION AWARDS					STOCK AWARDS
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Yet Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard K. Williams	11/24/2003	380,250	—	$0.46	11/24/2013	—	$—	—	$—
President, Chief Executive Officer and Chief Technical Officer	9/14/2004	450,000	—	$0.46	9/14/2014	—	$—	—	$—
	10/26/2005	190,000	—	$12.34	10/26/2015	—	$—	—	$—
	11/6/2006	100,000	—	$5.71	11/3/2016	—	$—	—	$—
	10/31/2007	62,500	62,500	$12.08	10/31/2017	—	$—	—	$—
	10/29/2008	87,500	87,500	$3.08	10/29/2018	—	$—	—	$—
	2/10/2009	20,000	—	$2.83	2/10/2019	—	$—	—	$—
	7/27/2009	25,000	55,000	$4.87	7/27/2019	—	$—	—	$—
	2/9/2010	—	80,000	$3.33	2/3/2020	—	$—	—	$—
	7/27/2010	—	—	$—	—	60,000	$240,600	—	$—
	10/20/2010	—	—	$—	—	80,000	$320,800	—	$—

Brian R. McDonald	10/26/2005	110,000	—	$12.34	10/26/2015	—	$—	—	$—
Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary	11/6/2006	100,000	—	$5.71	11/3/2016	—	$—	—	$—
	10/31/2007	50,000	50,000	$12.08	10/31/2017	—	$—	—	$—
	10/29/2008	62,500	62,500	$3.08	10/29/2018	—	$—	—	$—
	2/10/2009	17,500	—	$2.83	2/10/2019	—	$—	—	$—
	7/27/2009	18,750	41,250	$4.87	7/27/2019	—	$—	—	$—
	2/9/2010	—	60,000	$3.33	2/3/2020	—	$—	—	$—
	7/27/2010	—	—	$—	—	50,000	$200,500	—	$—
	10/20/2010	—	—	$—	—	60,000	$240,600	—	$—

Kevin D’Angelo	10/26/2005	90,000	—	$12.34	10/26/2015	—	$—	—	$—
Vice President of Advanced Products and Fellow	11/6/2006	50,000	—	$5.71	11/3/2016	—	$—	—	$—
	10/31/2007	25,000	25,000	$12.08	10/31/2017	—	$—	—	$—
	10/29/2008	37,500	37,500	$3.08	10/29/2018	—	$—	—	$—
	1/12/2009	14,800	—	$2.98	1/12/2019	—	$—	—	$—
	2/26/2009	8,750	11,250	$3.04	2/26/2019	—	$—	—	$—
	7/27/2009	12,500	27,500	$4.87	7/27/2019	—	$—	—	$—
	2/9/2010	—	20,000	$3.33	2/3/2020	—	$—	—	$—
	10/20/2010	—	—	$—	—	30,000	$120,300	—	$—

Dr. Jun-Wei Chen	2/3/2005	75,000	—	$6.00	2/23/2015	—	$—	—	$—
Vice President of Technology	10/26/2005	70,000	—	$12.34	10/26/2015	—	$—	—	$—
	11/6/2006	37,500	—	$5.71	11/3/2016	—	$—	—	$—
	10/31/2007	25,000	25,000	$12.08	10/31/2017	—	$—	—	$—
	10/29/2008	37,500	37,500	$3.08	10/29/2018	—	$—	—	$—
	1/12/2009	12,500	—	$2.98	1/12/2019	—	$—	—	$—
	7/27/2009	6,250	13,750	$4.87	7/27/2019	—	$—	—	$—
	2/9/2010	—	20,000	$3.33	2/3/2020	—	$—	—	$—
	10/20/2010	—	—	$—	—	30,000	$120,300	—	$—

David Schwartz	2/3/2009	98,437	126,563	$3.31	2/3/2019	—	$—	—	$—
Former Vice President of Worldwide Sales	7/27/2009	6,250	13,750	$4.87	7/27/2019	—	$—	—	$—
	2/9/2010	—	40,000	$3.33	2/3/2020	—	$—	—	$—
	10/20/2010	—	—	$—	—	35,000	$140,350	—	$—

Allen K. Lam	10/26/2005	100,000	—	$12.34	9/30/2012	—	$—	—	$—
Former Vice President of Worldwide Operations	11/6/2006	80,000	—	$5.71	9/30/2012	—	$—	—	$—
	10/31/2007	25,000	—	$12.08	9/30/2012	—	$—	—	$—
	10/29/2008	42,187	—	$3.08	9/30/2012	—	$—	—	$—
	2/10/2009	15,000	—	$2.83	9/30/2012	—	$—	—	$—
	7/27/2009	7,500	—	$4.87	9/30/2012	—	$—	—	$—
	2/9/2010	5,000	—	$3.33	9/30/2012	—	$—	—	$—
	9/22/2010	—	—	$—	—	22,500	$90,225	—	$—

Edward Lam	7/28/2008	175,000	—	$4.26	9/30/2012	—	$—	—	$—
Former Vice President of Marketing and Engineering	10/29/2008	14,062	—	$3.08	9/30/2012	—	$—	—	$—
	1/12/2009	16,000	—	$2.98	9/30/2012	—	$—	—	$—
	7/27/2009	15,000	—	$4.87	9/30/2012	—	$—	—	$—
	2/9/2010	10,000	—	$3.33	9/30/2012	—	$—	—	$—
	9/22/2010	—	—	$—	—	22,500	$90,225	—	$—

OPTION EXERCISES AND VESTED STOCK AWARDS

The following table presents certain information concerning the exercise of options and vesting of stock awards (RSU’s) by each of our named executive officers during the fiscal year ended December 31, 2010, including the value of gains on exercise and the value of the stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (# )	Value Realized on Vesting ($)
Richard K. Williams	—	$—	—	$—
President, Chief Executive Officer and Chief Technical Officer
Brian R. McDonald	—	$—	—	$—
Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary
Kevin D’Angelo	—	$—	—	$—
Vice President of Advanced Products and Fellow
Dr. Jun-Wei Chen	—	$—	—	$—
Vice President of Technology
David Schwartz	—	$—	—	$—
Former Vice President of Worldwide Sales
Allen K. Lam	—	$—	7,500	$30,075
Former Vice President of Worldwide Operations
Edward Lam	—	$—	7,500	$30,075
Former Vice President of Marketing and Engineering

DIRECTOR COMPENSATION

The following table presents the compensation received by our directors for fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1) (2) (3)	Stock Awards ($) (1) (2) (4)	Total ($)
Samuel J. Anderson	$79,610	$87,115	$202,200	$368,925
Jason L. Carlson	$10,750	$—	$182,000	$192,750
Jaff Lin	$63,810	$3,811	$50,550	$118,171
Thomas P. Redfern	$62,310	$65,336	$50,550	$178,196
Chandramohan Subramaniam	$57,810	$3,811	$50,550	$112,171
Thomas Weatherford (5)	$81,610	$3,811	$168,500	$253,921

(1)	Reflects the full grant date fair value of stock options and restricted stock units granted as measured in accordance with FASB Accounting Standards Codification (ASC) Topic 718, “Stock Compensation” (formerly FASB Statement 123(R)). These amounts do not represent the actual amounts paid to or realized by the Named Executive Officers during fiscal 2010. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 25, 2011.

(2)	In fiscal year 2010, our non-employee directors received the following option awards and stock awards (RSU’s):

Name	Grant Date	Restricted Stock Unit Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Samuel J. Anderson	5/24/2010	—	48,000	$3.41	$87,115
	7/27/2010	60,000	—	$—	$202,200
Jason L. Carlson	11/19/2010	50,000	—	$—	$182,000
Jaff Lin	5/24/2010	—	2,100	$3.41	$3,811
	7/27/2010	15,000	—	$—	$50,550
Thomas P. Redfern	5/24/2010	—	36,000	$3.41	$65,336
	7/27/2010	15,000	—	$—	$50,550
Chandramohan Subramaniam	5/24/2010	—	2,100	$3.41	$3,811
	7/27/2010	15,000	—	$—	$50,550
Thomas Weatherford	5/24/2010	—	2,100	$3.41	$3,811
	7/27/2010	50,000	—	$—	$168,500

(3)	As of December 31, 2010, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Samuel J. Anderson	207,800
Jason L. Carlson	—
Jaff Lin	98,300
Thomas P. Redfern	94,100
Chandramohan Subramaniam	72,200
Thomas Weatherford	213,900

(4)	As of December 31, 2010, the aggregate number of shares underlying stock awards (RSU’s) outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares of Stock or Units Outstanding
Samuel J. Anderson	56,250
Jason L. Carlson	50,000
Jaff Lin	14,063
Thomas P. Redfern	14,063
Chandramohan Subramaniam	14,063
Thomas Weatherford	46,875

(5)	Mr. Weatherford served as a director from July 2004 until February 2011. On February 2, 2011, Mr. Weatherford retired from his position as a member of our Board of Directors, as Chair of the Audit Committee, and as a member of the Corporate Governance and Nominating Committee, effective as of such date.

Standard Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. Our Board conducts an annual review of director compensation and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, our Board takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2005 Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Non-employee directors receive annual cash fees for service on the Board and for acting as a chairperson of certain of its committees. The following table provides information regarding the amount of annual cash fees paid in fiscal 2009 and fiscal 2010.

Position	Annual Cash Fees Paid ($)
Member of the Board of Directors	$25,810
Audit Committee Chairperson	$17,800
Corporate Governance and Nominating Committee Chairperson	$17,800

Equity Compensation

In fiscal 2010, our non-employee directors received automatic grants of options to purchase shares of our common stock pursuant to our 2005 Plan. The 2005 Plan provides for an automatic grant to outside directors of an option to purchase 36,000 shares, or the initial option on the date the person first becomes an outside director and again upon the commencement of each additional three-year term of service on our Board. Outside directors also will receive an additional option to purchase 2,100 shares, or the annual option, on the date of each annual meeting of stockholders, provided he or she will have served on our Board for at least the preceding six months. Each initial option will vest and become exercisable as to one-third of the shares subject to the option on each annual anniversary of its date of grant and each annual option will vest and become exercisable as to 50% of the shares subject to such option grant on each anniversary of its date of grant, provided the participant continues to serve as a director through such dates. Each outside director appointed as chairperson of our Audit Committee, Corporate Governance & Nominating Committee and/or our Board will be granted an option to purchase 12,000 shares (with respect to each position) on or about the date on which the person first is appointed to such position and again upon the commencement of each additional three-year term of service at such position. In 2010, members of the Board of Directors also received the following one-time grant of restricted stock units which vest quarterly over 4 years:

Name	Grant Date	Restricted Stock Unit Awards: Number of Shares of Stock or Units	Price	Grant Date Fair Value of Restricted Stock Unit Awards
Samuel J. Anderson	7/27/2010	60,000	$—	$202,200
Jaff Lin	7/27/2010	15,000	$—	$50,550
Thomas P. Redfern	7/27/2010	15,000	$—	$50,550
Chandramohan Subramaniam	7/27/2010	15,000	$—	$50,550
Thomas Weatherford	7/27/2010	50,000	$—	$168,500

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following tables show the potential payments and benefits that we or our successor would be obligated to make or provide upon termination of employment of each of our named executive officers pursuant to the terms of such named executive officer’s amended and restated change of control agreement. For purposes of these tables, it is assumed that each named executive officer’s employment terminated at the close of business on the last day of our fiscal year 2010. The value of accelerated stock options is calculated by multiplying the number of unvested shares subject to acceleration by the difference between the exercise price and the closing stock price on December 31, 2010 was $4.01. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Richard K. Williams,

President, Chief Executive Officer and Chief Technical Officer

	In the event of a voluntary resignation as of 12/31/2010	In the event of termination without cause as of 12/31/2010	In the event of a termination on 12/31/2010 without cause or constructive termination within 12 months of a change of control
Base salary payment	$—	$12,301	$295,213
Target bonus payment	$—	$—	$295,213
Insurance benefits	$—	$385	$9,250
Accrued and unpaid vacation	$7,547	$7,547	$7,547
Accelerated Stock Option Value	$—	$—	$135,775
Accelerated RSU Value	$—	$—	$560,880
Existing Vested Stock Options	$3,052,362	$3,052,362	$3,052,363
Existing Vested RSU	$—	$—	$—
Total compensation received:	$3,059,909	$3,072,595	$4,356,241

Brian R. McDonald

Former Chief Financial Officer, Vice President of Worldwide Finance and Secretary

	In the event of voluntary resignation as of 12/31/2010	In the event of termination without cause within six months following the date on which CEO ceases to be an employee	In the event of a termination on 12/31/2010 without cause or constructive termination within 12 months of a change of control
Base salary payment	$—	$130,941	$261,882
Target bonus payment	$—	$—	$196,412
Insurance benefits	$—	$7,472	$14,944
Accrued and unpaid vacation	$4,910	$4,910	$4,910
Accelerated Stock Option Value	$—	$27,281	$98,925
Accelerated RSU Value	$—	$—	$440,600
Existing Vested Stock Options	$78,775	$78,775	$78,775
Existing Vested RSU	$—	$—	$—
Total compensation received:	$83,685	$249,379	$1,096,448

Kevin D’Angelo,

Vice President of Advanced Products and Fellow

	In the event of a voluntary resignation as of 12/31/2010	In the event of a termination on 12/31/2010 without cause or constructive termination within 12 months of a change of control
Base salary payment	$—	$238,075
Target bonus payment	$—	$59,519
Insurance benefits	$—	$15,442
Accrued and unpaid vacation	$9,074	$9,074
Accelerated Stock Option Value	$—	$29,694
Accelerated RSU Value	$—	$60,150
Existing Vested Stock Options	$58,607	$58,607
Existing Vested RSU	$—	$—
Total compensation received:	$67,681	$470,561

Dr. Jun-Wei Chen,

Vice President of Technology

	In the event of a voluntary resignation as of 12/31/2010	In the event of a termination on 12/31/2010 without cause or constructive termination within 12 months of a change of control
Base salary payment	$—	$213,601
Target bonus payment	$—	$53,400
Insurance benefits	$—	$11,356
Accrued and unpaid vacation	$9,881	$9,881
Accelerated Stock Option Value	$—	$24,238
Accelerated RSU Value	$—	$60,150
Existing Vested Stock Options	$47,750	$47,750
Existing Vested RSU	$—	$—
Total compensation received:	$57,631	$420,376

David Schwartz,

Former Vice President of Worldwide Sales

	In the event of a voluntary resignation as of 12/31/2010	In the event of a termination on 12/31/2010 without cause or constructive termination within 12 months of a change of control
Base salary payment	$—	$245,004
Target bonus payment	$—	$61,251
Insurance benefits	$—	$14,897
Accrued and unpaid vacation	$12,839	$12,839
Accelerated Stock Option Value	$—	$57,897
Accelerated RSU Value	$—	$70,175
Existing Vested Stock Options	$68,906	$68,906
Existing Vested RSU	$—	$—
Total compensation received:	$81,745	$530,969

Employment Agreements and Change of Control Arrangements	In September 1998, we entered into an employment offer letter with Richard K. Williams, our president, chief executive officer and chief technical officer. Mr. Williams’ employment is at-will, and either we or Mr. Williams may terminate his employment with us at any time and for any reason. Pursuant to this offer letter, we agreed to pay Mr. Williams an initial annual salary of $120,000, a signing bonus of $120,000 and a quarterly bonus of $16,000. Payment of these bonus amounts was deferred, with the quarterly bonus accruing from Mr. Williams’ start date, until the earliest to occur of our achieving profitability, our initial public offering, our acquisition or our liquidation. We have paid all deferred amounts in full. We also agreed to grant Mr. Williams an option to purchase 975,000 shares of our common stock at an exercise price of $0.066 per share and an option to purchase 287,757 shares of our common stock at an exercise price of $0.40 per share. These options vested annually over four years from Mr. Williams’ start date. If we terminate Mr. Williams’ employment without cause, he will be entitled to continue to receive payment of his base salary and insurance benefits for two weeks following the date of termination, as well as any accrued and unpaid bonus amounts.

In June 2004, we entered into an employment offer letter with Brian R. McDonald, our chief financial officer, vice president of worldwide finance and secretary. Mr. McDonald’s employment is at-will, and either we or Mr. McDonald may terminate his employment with us at any time and for any reason. Pursuant to his offer letter, we agreed to pay Mr. McDonald an annual salary of $210,000 and provided an initial option grant to purchase 350,000 shares of our common stock at $0.46 per share, the then current fair market value, vesting annually over four years. In the event of a change in control of our company and if Mr. McDonald’s employment is involuntarily terminated within 12 months of such change of control, then the unvested portion of this option shall automatically accelerate and become fully vested and exercisable. In addition, if we terminate Mr. McDonald’s employment without cause within six months following the end of the employment with us of our current chief executive officer, Mr. McDonald will be entitled to continue to receive payment of his base salary and insurance benefits for six months following his termination, and the vesting of all of Mr. McDonald’s options or restricted stock will immediately accelerate by six months from the date of termination.

In May 2005, our Board authorized a form of change of control agreement for each of our current and future officers of a level of vice president and above. The change of control agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of our change of control, including a merger or sale of our assets, 100% of all unvested stock rights as of such date shall become fully vested on the termination date with respect to our chief executive officer and chief financial officer and 50% of all unvested stock rights as of such date shall become fully vested on the termination date with respect to our other officers of a level of vice president and above. In this event, the employee will also receive continued salary and benefits for 12 months following the termination date. For purposes of this agreement, “stock rights” means all options or rights to acquire shares of our common stock and includes all options granted under our 1998 Stock Plan and the 2005 Plan. Each of our current and future officers of a level of vice president and above has entered into a change of control agreement with these terms or will enter into such agreement at the time such person is hired, as applicable.

In February 2009, our Board authorized amendments to our executive officer change of control agreements which provide for the payment of all or a portion of the officer’s target bonus amount for the applicable year in the event that a severance payment is due to the officer. The amended change of control agreements provide that in the event that a severance payment is triggered, the chief executive officer and chief financial officer would be entitled to 100% of their target bonus for the fiscal year in which such change of control transaction occurs, and other officers of a level of vice president and above would be entitled to 50% of their target bonus for the fiscal year in which such change of control transaction occurs.

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of such forms and written representations that no other reports were required during the fiscal year ended December 31, 2010, we believe that all our executive officers, directors and ten percent stockholders complied with the applicable filing requirements, with the exception of a late Form 4 filed on May 12, 2010 on behalf of Sam Anderson and a late Form 4 filed on November 26, 2010 on behalf of Jason Carlson. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to us and the written representations of its directors, executive officers and 10% stockholders.

Rule 10b5-1 Plan Information

Certain of our insiders have entered into trading plans in accordance with Rule 10b5-1 under the Exchange Act, and our insider trading policy. These plans, some of which have been cancelled as of December 31, 2010, are commonly referred to as 10b5-1 plans. These plans allow insiders to gradually diversify their investment portfolios, spread stock trades out over an extended period of time to reduce any market impact and avoid concerns about whether they had material, non-public information when they sold their stock. Rule 10b5-1 allows individuals to set up plans governing future purchase and sales of a company’s stock at a time when they are not aware of material nonpublic information, even though the individual may be aware of such information when these trades are completed. Pursuant to Rule 10b5-1, individuals may adopt or cancel a plan during an authorized trading period when the individuals were not in possession of material, non-public information. Sales made pursuant to these 10b5-1 plans were disclosed publicly through Form 4 and Form 144 filings with the SEC.

Equity Compensation Plan Information	We currently maintain three equity-based compensation plans that have been approved by the stockholders – the 1998 Stock Plan, which was approved by the stockholders in 1998, the 2005 Plan, which was approved by the stockholders in 2005, and the 2005 Employee Stock Purchase Plan, which was approved by the stockholders in 2005. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our common stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2010:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights		Weighted- Average Exercise Price of Outstanding Options and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	9,931,943	(1)(2)	$5.10	(3)	2,629,117	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	9,931,943		$5.10		2,629,117

(1)	Includes outstanding stock options for 1,394,931 shares under the 1998 Stock Plan and 7,602,282 shares under the 2005 Plan.

(2)	Includes 934,750 RSU’s granted under our 2005 Plan.

(3)	This weighted-average exercise price does not include outstanding RSU’s.

(4)	Includes 2,629,117 shares for the 2005 Plan. On January 1 of each year during the term of the 2005 Plan, the total number of shares available for award purposes under the 2005 Equity will increase by the lesser of (i) 3% of the outstanding shares of our common stock on the first day of our fiscal year, (ii) 2,000,000 shares or (iii) such other amount as our Board may determine. The aggregate number of shares available for issuance under the 2005 Plan increased by 1,270,736 shares on January 1, 2011. The data presented in this table was calculated as of December 31, 2010 and does not reflect the January 1, 2011 increase. As of December 31, 2005, we ceased offering periods under the 2005 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Stock Option Grants	Certain stock option and restricted stock unit grants to our directors and executive officers and related option grant policies are described herein under the captions “Compensation Discussion and Analysis”, “Grants of Plan-Based Awards for 2010”, “Outstanding Equity Awards at Fiscal Year End”, “Option Exercises and Stock Vested” and “Director Compensation.”

Indemnification Agreements of Officers and Directors	Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have indemnification agreements for our directors and officers.

Policies and Procedures for Related Party Transactions	As provided by our Audit Committee charter, our Audit Committee must review and approve in advance any related party transactions. All of our directors, officers and employees are required to report to our Audit Committee any such related party transactions prior to its completion.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The following is the report of the Audit Committee of the Board of Directors. The Audit Committee oversees our accounting and financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and reporting process, including our internal controls over financial reporting, and its independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those statements. The Committee oversees and monitors management’s and the independent registered public accounting firm’s participation in the financial reporting process. The Board of Directors adopted a written charter for the Audit Committee in May 2005, most recently amended in April 2009, which details the responsibilities of the Audit Committee. A copy of this charter is available on our website at www.aati.com.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2010 with our management. This review included a discussion of the quality and acceptability of our financial reporting and controls, including the clarity of disclosures in the financial statements.

In addition, the Audit Committee has discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

The Audit Committee further discussed with Deloitte & Touche LLP the overall scope and plans for its audits. The Audit Committee met periodically with Deloitte & Touche LLP, with and without management present, to discuss the results of Deloitte & Touche LLP’s examinations and evaluations of the overall quality of our financial reporting. The Audit Committee considers in advance of the provision of any non-audit services by Deloitte & Touche LLP, whether the provision of such services is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with our independent registered public accounting firm and our management, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K and our Annual Report to our stockholders for the year ended December 31, 2010.

Respectfully submitted by:

Jason L. Carlson, Chairman

Samuel J. Anderson

Chandramohan Subramaniam

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same address unless they have notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.

If you received only one mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of receiving only one mailing for future mailings, please submit your request to our Corporate Secretary, Advanced Analogic Technologies Incorporated, 3230 Scott Boulevard, Santa Clara, California 95054. We will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: November 1, 2011

Ashok Chandran

Vice President, Chief Accounting Officer and

interim Chief Financial Officer

ADVANCED ANALOGIC TECHNOLOGIES, INC. ATTN: CORPORATE SECRETARY

3230 SCOTT BLVD.

SANTA CLARA, CA 95054

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39172-S85880

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCED ANALOGIC TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Director

For Withhold For All

All All Except

0 0 0

Nominee:

01) Chandramohan Subramaniam

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposals:

2. To vote for and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our Proxy Statement for the 2011 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and other related tables and disclosure.

The Board of Directors recommends you vote 1 year on the following proposal:

4. To recommend, by non-binding vote, the frequency of future stockholder advisory votes regarding compensation awarded to our named executive officers.

For Against Abstain

1 Year 2 Years 3 Years Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39173-S85880

ADVANCED ANALOGIC TECHNOLOGIES, INC. Annual Meeting of Stockholders December 16, 2011 1:30 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder of ADVANCED ANALOGIC TECHNOLOGIES, INC. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus, each dated November 1, 2011, and hereby appoints Richard K. Williams and Ashok Chandran, or either of them, as Proxy or Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ADVANCED ANALOGIC TECHNOLOGIES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, PST on December 16, 2011, at the offices of Wilson Sonsini Goodrich & Rosati, PC, 650 Page Mill Road, Palo Alto, CA 94304, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side